SCHEDULE 14A


                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement [ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)


       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No Fee Required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:


     2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     4) Proposed maximum aggregate value of transaction:


     5) Total fee paid:


     [  ]  Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

     1)   Amount Previously Paid:__________________________________________
     2)   Form, Schedule or Registration Statement No.:____________________
     3)   Filing Party:____________________________________________________
     4)   Date Filed:______________________________________________________

                 SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    ----------------------------------------

                                  May 26, 1998



To the Stockholders of
SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Software Publishing Corporation Holdings, Inc. (the "Company") will be held at the Radisson Hotel & Suites, located at 690 Route 46 East, Fairfield, New Jersey 07004, on Tuesday, May 26, 1998, at 1:00 p.m., or at any adjournment thereof, for the following purposes:

1. To elect two directors in Class II to the Board of Directors of the Company;

2. To consider and act upon a proposal to grant the Board of Directors of the Company authority to amend the Company's Certificate of Incorporation to authorize either a one-for-two (1:2), one-for-three (1:3) or one-for-five (1:5) reverse stock split of the Company's Common Stock; and

3. To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

     The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

     Only stockholders of record on the books of the Company at the close of business on April 10, 1998 will be entitled to vote at the Annual Meeting of Stockholders or at any adjournment thereof. You are requested to sign, date and return the enclosed Proxy at your earliest convenience in order that your shares may be voted for you as specified.


                              By Order of the Board of Directors,


                              Marc E. Jaffe, Secretary


April 27, 1998
Fairfield, New Jersey

               [THIS PAGE INTENTIONALLY LEFT BLANK]

                 SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.
                                   3A Oak Road
                           Fairfield, New Jersey 07004
                        _______________________________

                                 PROXY STATEMENT
                        _______________________________

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 26, 1998




     The Annual Meeting of Stockholders (the "Annual Meeting") of Software Publishing Corporation Holdings, Inc. (the "Company") will be held on Tuesday, May 26, 1998 at the Radisson Hotel & Suites, located at 690 Route 46 East, Fairfield, New Jersey 07004, at 1:00 p.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting, and at any adjournments of the Annual Meeting. The approximate date on which this Proxy Statement and the enclosed Proxy are being first mailed to stockholders of the Company is April 27, 1998.

     If a Proxy in the accompanying form is duly executed and returned, the shares represented by such Proxy will be voted as specified, subject to any applicable voting or irrevocable proxy agreements. Any person executing an enclosed Proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

Voting Rights

     Only stockholders of record on April 10, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. The Company has outstanding only a single class of voting capital stock, namely, shares of Common Stock, $.001 par value per share (the "Common Stock"). Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote at the Annual Meeting. As of the Record Date, there were outstanding 9,042,958 shares of Common Stock.

     Directors are elected by a plurality of votes actually cast, while the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting is required for adoption of the amendment of the Company's Certificate of Incorporation. For purposes of determining whether proposals have received a majority of votes cast, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, the effect of abstentions and broker non-votes is the same as that of a vote "against" Proposal No. 2 to authorize the Board of Directors to amend the Certificate of Incorporation to authorize either a one-for-two (1:2), one-for-three (1:3) or one-for-five (1:5) reverse stock split of the Common
Stock, while abstentions and broker non-votes will have no effect on the vote for the election of directors. Abstentions also will be counted in the determination of whether a quorum exists for the purposes of transacting business at the Annual Meeting.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of shares of voting stock of the Company, as of the Record Date, of (i) each person known by the Company to beneficially own 5% or more of the shares of outstanding Common Stock based on filings with the Securities and Exchange Commission (the "SEC") and certain other information, (ii) each of the Company's executive officers and directors and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.


                                 Amount and Nature
Name and Address of              of Common Stock   Percentage Ownership
Beneficial Owner (1)          Beneficial Owned (2)   of Common Stock (3)

Mark E. Leininger . . . .            1,182,817 (4)          12.8
Barry A. Cinnamon (5) . .            1,036,817 (6)          11.2
Lori Kramer Cinnamon (5).            1,036,817 (7)          11.2
Howard Milstein . . . . .              889,000 (8)           9.8
Gwyn Jones. . . . . . . .              469,804 (9)           5.2
M.S. Farrell & Co., Inc..              343,305 (10)          3.7
Martin F. Schacker. . . .              343,305 (11)          3.7
Norman W. Alexander . . .              121,245 (12)          1.3
Marc E. Jaffe . . . . . .               85,414 (13)          1.0
Neil R. Austrian, Jr. . .               63,582 (14)          *
Neil M. Kaufman . . . . .               58,665 (15)          *
Robert Gordon . . . . . .               31,073 (16)          *
Kevin D. Sullivan . . . .               12,500 (17)          *

All officers and directors
as a group (10 persons).            1,898,601  (18)         19.5

----------
*    Less than 1.0%.
(1) Unless otherwise indicated, the address for each beneficial owner listed in the table is Software Publishing Corporation Holdings, Inc., 3A Oak Road, Fairfield, New Jersey 07004.
(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.
(3) Each beneficial owner's percentage ownership is determined by assuming that stock options and warrants that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.
(4) Represents (a) options to purchase 171,249 shares of Common Stock granted to Mr. Leininger under the Company Stock Plans which are exercisable within the next 60 days, (b) the 111,248 shares of Common Stock held by the Serif (Europe) Limited Share Ownership Trust (the "Serif Trust"), of which Mr. Leininger acts as trustee and as to which Mr. Leininger disclaims beneficial ownership and (c) the 900,320 presently outstanding shares of Common Stock beneficially owned by Barry A. Cinnamon and Lori Kramer Cinnamon which Mr Leininger, as President of the Company, has the proxy to vote pursuant to the terms of the Cinnamon Settlement Agreement. Does not include options to purchase 237,501 shares of Common Stock granted to Mr. Leininger under the Company Stock Plans which are not exercisable within the next 60 days.
(5) The address for Mr. Cinnamon and Ms. Kramer Cinnamon is 18480 Hillview Drive, Los Gatos, California 95030.
(6) Includes (a) an aggregate 52,778 shares of Common stock held by Mr. Cinnamon as custodian for his minor children under the New Jersey Uniform Gift to Minors Act, (b) options to purchase 115,333 shares of Common Stock granted to Mr. Cinnamon under the Company Stock Plans which are exercisable within the next 60 days and (c) options to purchase 21,164 shares of Common Stock granted to Lori Kramer Cinnamon, Mr. Cinnamon's wife, under the Company Stock Plans which are exercisable within the next 60 days. Does not include (a) 990,558 shares of Common Stock issued in connection with the Company's acquisition of the Serif subsidiaries and remaining subject to a Stockholders Agreement, dated as of July 31, 1996 (the "Stockholders Agreement"), to which Mr. Cinnamon is a party and pursuant to which the holders of such 990,558 shares (including the Serif Trust, Gwyn Jones and Norman Alexander) have agreed to vote their respective shares of Common Stock for the director-nominees of the Company's Board of Directors and Mr. Cinnamon has agreed to vote all of the securities of the Company owned by him for Mr. Jones or Mr. Jones' nominee (Norman Alexander) as a director of the Company, in each case until July 31, 1998 and (b) options to purchase 6,581 shares of Common Stock granted to Ms. Kramer Cinnamon under the Company Stock Plans which are not exercisable within the next 60 days. Pursuant to the Cinnamon Settlement Agreement, Mr. Cinnamon and Ms. Kramer Cinnamon have granted the President of the Company (presently, Mark E. Leininger) an irrevocable proxy to vote all of the shares of Common Stock owned beneficially or of record by either of them, in any capacity, in such manner as may be determined by the President of the Company in his sole discretion.
(7) Represents (a) 847,542 shares of Common Stock owned of record by Barry A. Cinnamon, Ms. Kramer Cinnamon's husband, (b) an aggregate of 52,778 shares of Common Stock held by Mr. Cinnamon as custodian for their minor children under the New Jersey Uniform Gift to Minors Act, (c) options to purchase 21,164 shares of Common Stock granted to Ms. Kramer Cinnamon under the Company Stock Plans which are exercisable within the next 60 days and (d) options to purchase 115,333 shares of Common Stock granted to Mr. Cinnamon under the Company Stock Plans which are exercisable within the next 60 days. Does not include (a) options to purchase 6,581 shares of Common Stock granted to Ms. Kramer Cinnamon under the Company Stock Plans which are not exercisable within the next 60 days and (b) the 990,558 shares remaining subject to the Stockholders Agreement to which Mr. Cinnamon is a party.
(8) Represents 865,000 shares of Common Stock registered in the name of Howard Milstein ("H. Milstein") and 24,000 shares registered in the name of Ronald
     L. Altman ("Altman"). Does not include an option (the "Altman Option") to purchase 96,100 shares of Common Stock (the "Altman Option Shares") granted to Altman which is not exercisable within the next 60 days. According to a
     Schedule 13D filed by H. Milstein, Altman, Michael Jesselson ("Jesselson") and Edward Milstein ("E. Milstein" and, collectively with H. Milstein, Altman, and Jesselson, the "Milstein Group"), the individuals comprising the Milstein Group have entered into an agreement, dated as of October 23, 1997 (the "Milstein Group Agreement"), which provides that (a) H. Milstein and E. Milstein each have a 25% beneficial interest in the aggregate 889,000 shares of Common Stock (the "Milstein Group Shares") registered in the names of H. Milstein and Altman, and Jesselson has a 50% beneficial interest in the Milstein Group Shares, (b) Altman has a 15% interest in the net profits or losses to the others collectively resulting from the sale of the Milstein Group Shares and (c) H. Milstein has the sole voting power and dispositive power with regard to all of the Milstein Group Shares. The Milstein Group Agreement also appears to provide that (a) in the event of the sale of the Altman Option, Altman shall receive 50% of the net proceeds thereof (taking into account any sales, commissions or related fees) and the balance of the net proceeds shall be divided among H. Milstein, E. Milstein and Jesselson in the proportion of 25%, 25% and 50%, respectively,
     (b) if the Altman Option is exercised and the Altman Option Shares are subsequently sold, Altman shall receive 50% of the net proceeds thereof (after taking into account the payment of the exercise price and any costs of disposing of the Altman Option Shares) and the balance of such net proceeds shall be divided among H. Milstein, E. Milstein and Jesselson in the proportion of 25%, 25% and 50%, respectively, and (c) H. Milstein has the sole power to dispose, transfer and vote the Altman Option Shares and to exercise, dispose or transfer the Altman Option. The address for Howard Milstein is c/o Douglas Elliman, 575 Madison Avenue, New York, New York 10022.
(9) Does not include any of the shares of Common Stock or other securities of the Company owned by any other party to the Stockholders Agreement. The address for Mr. Jones is Barley Green Farm, Laxfield Road, Stradbrooke Eye, Suffolk, England IP21 5JT.
(10) Includes (a) warrants owned of record by M.S. Farrell Holdings, Inc. ("MSF Holdings"), the corporate parent of MS Farrell, to purchase 113,500 shares of Common Stock which are exercisable within the next 60 days, (b) 62,428 shares of Common Stock owned of record by MSF Holdings, (c) the Underwriters' Purchase Options ("UPOs") owned of record by MS Farrell to purchase 70,244 shares of Common Stock which are exercisable within the next 60 days, (d) warrants owned of record by Martin F. Schacker, the Chairman of the Board of Directors of MS Farrell and controlling person of both MS Farrell and MSF Holdings (see note (11) below), to purchase 48,500 shares of Common Stock and (e) options to purchase 33,333 shares of Common


     Stock granted to Mr. Schacker under the Company Stock Plans which are exercisable within the next sixty days. Does not include (a) options to purchase 66,667 shares of Common Stock granted to Mr. Schacker under the Company Stock Plans which are not exercisable within the next 60 days or
     (b) shares of Common Stock, UPOs and warrants to purchase an additional 195,561 shares of Common Stock originally granted to MS Farrell which currently are owned by stockholders, directors, managing directors and executive officers of MS Farrell and MSF Holdings and others. The address for MS Farrell is 67 Wall Street, New York, New York 10005.
(11) Represents (a) warrants owned by Mr. Schacker to purchase 48,500 shares of Common Stock which are exercisable within the next 60 days, (b) 77,728 shares of Common Stock owned by MS Farrell and MSF Holdings, each of which Mr. Schacker is Chairman of the Board and the controlling person, (c) options to purchase 33,333 shares of Common Stock granted to Mr. Schacker under the Company Stock Plans which are exercisable within the next sixty days, (d) warrants exercisable within the next 60 days to purchase 113,500 shares of Common Stock owned of record by MSF Holdings and (e) UPOs owned by MS Farrell to purchase 70,244 shares of Common Stock. Does not include
     (a) options to purchase 66,667 shares of Common Stock granted to Mr. Schacker under the Company Stock Plans which are not exercisable within the next 60 days or (b) shares of Common Stock, UPOs and warrants to purchase an additional 195,561 shares of Common Stock originally granted to MS Farrell which currently are owned by stockholders, directors, managing directors and executive officers of MS Farrell and MSF Holdings and others. The address for Mr. Schacker is MS Farrell, 67 Wall Street, New York, New York 10005.
(12) Includes options to purchase 53,332 shares of Common Stock granted to Mr. Alexander under the Company Stock Plans which are exercisable within the next 60 days. Does not include (a) options to purchase 72,918 shares of Common Stock granted to Mr. Alexander under the Company Stock Plans which are not exercisable within the next 60 days or (b) any of the shares of Common Stock or other securities of the Company owned by any other party to Stockholders Agreement. The address for Mr. Alexander is Burnside, Church Walk, Marholm, Peterborough, PE 67H2 England.
(13) Represents options to purchase 85,414 shares of Common Stock granted to Mr. Jaffe under the Company Stock Plans which are exercisable within the next 60 days. Does not include options to purchase 117,086 shares of Common Stock granted to Mr. Jaffe under the Company Stock Plans which are not exercisable within the next 60 days. The address for Mr. Jaffe is Electronic Licensing Organization, 386 Park Avenue South, Suite 1900, New York, New York 10016.
(14) Represents (a) 750 shares of Common Stock held in an Individual Retirement Account ("IRA") for the benefit of Mr. Austrian, (b) 750 shares of Common Stock held in an IRA for the benefit of Mr. Austrian's spouse and (c) options to purchase 62,082 shares of Common Stock granted to Mr. Austrian under the Company Stock Option Plans which are exercisable within the next 60 days. Does not include options to purchase 71,668 shares of Common Stock granted to Mr. Austrian under the Company Stock Option Plans which are not exercisable within the next 60 days. The address for Mr. Austrian is c/o Rust Group, 327 Congress Avenue, Suite 200, Austin, Texas 78701.
(15) Includes options to purchase 36,665 shares of Common Stock granted to Mr. Kaufman under the Company Stock Plans which are exercisable within the next 60 days. Does not include options to purchase 8,335 shares of Common Stock granted to Mr. Kaufman under the Company Stock Plans which are not exercisable within the next 60 days. The address for Mr. Kaufman is Kaufman & Associates, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Mitchel Field, New York 11553.
(16) Includes options to purchase 26,073 shares of Common Stock granted to Mr. Gordon under the Company Stock Option Plans which are exercisable within the next 60 days. Does not include options to purchase 143,309 shares of Common Stock granted to Mr. Gordon under the Company Stock Option Plans which are not exercisable within the next 60 days.
(17) Represents options to purchase 12,500 shares of Common Stock granted to Mr. Sullivan under the Company Stock Option Plans which are exercisable within the next 60 days. Does not include options to purchase 37,500 shares of Common Stock granted to Mr. Sullivan under the Company Stock Option Plans which are not exercisable within the next 60 days.
(18) Includes (a) an aggregate 712,892 shares of Common Stock issuable upon exercise of the options and warrants discussed in notes (4) and (10) through (17) above which are exercisable within the next 60 days, (b) the 111,248 shares of Common Stock registered in the name of the Serif Trust and (c) the 900,320 shares of Common Stock beneficially owned by Mr. Cinnamon and Ms. Kramer Cinnamon which are subject to the proxy granted to

     Mr. Leininger, as President of the Company, pursuant to the terms of the Cinnamon Settlement Agreement.

                              ELECTION OF DIRECTORS

     The Company's By-Laws provides for a Board of Directors consisting of not less than three nor more than eleven directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The Company's Board of Directors now consists of seven directors as set forth below.

        Class I                   Class II                    Class III
     (To Serve Until           (To Serve Until             (To Serve Until
  the Annual Meeting of      the Annual Meeting of       the Annual Meeting of
  Stockholders in 2000)      Stockholders in 1998)       Stockholders in 1999)

  Neil R. Austrian, Jr.      Norman W. Alexander           Mark E. Leininger
     Marc E. Jaffe           Neil M. Kaufman               Martin F. Schacker
                                                           Peter N. Detkin

     Norman W. Alexander and Neil M. Kaufman, directors in Class II, are to be elected to hold office until the Annual Meeting of Stockholders of the Company to be held in 2001 or until their successors are elected and qualified. Shares represented by executed Proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as Class II directors of the aforesaid nominees unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

     The Board of Directors of the Company recommends a vote FOR the election of each of Norman W. Alexander and Neil M. Kaufman as directors in Class II.

     Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors of the Company. Members of the Board of Directors who are not employees of the Company, of which there currently are five, are eligible to participate in the Company's Outside Director and Advisor Stock Option Plan. During 1997, the Board of Directors met eleven times and acted by unanimous written consent on two occasions. All current directors of the Company attended not less than 75% of such meetings of the Board and committees thereof on which they serve.

     The Audit Committee,  which currently consists of Norman W. Alexander, Neil
R. Austrian, Jr. and Marc E. Jaffe, met once during 1997. The Audit Committee recommends engagement of the Company's independent certified public accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent certified public accountants and for reviewing and evaluating the Company's accounting principles and practices, systems of internal controls, quality of financial reporting and accounting and financial staff, as well as any reports or recommendations issued by the independent accountants.

     The Compensation Committee, which currently consists of Norman W. Alexander and Neil R. Austrian, Jr., acted by unanimous written consent thirty times during 1997. The Compensation Committee generally reviews and approves of the Company's executive compensation and currently administers all of the Company Stock Plans.

Principal Occupations of Directors

     Set forth below is a brief description of the background of the directors of the Company based on information provided by them to the Company.

     Mark E. Leininger (47) was Chief Financial Officer of the Company from July 1995 through December 1997, and has been the Chief Operating Officer and a director of the Company since September 1996 and President of the Company since January 1998. From February 1994 through April 1995, Mr. Leininger was the

President of Phoenix Leasing Corporation, a passenger and cargo air carrier and aircraft leasing company, which filed for bankruptcy protection in 1996. From February 1986 through February 1994, Mr. Leininger held various positions, including Chief Financial Officer and Chief Operating Officer, with Mid Pacific Air Corporation, a transportation and service company whose stock was traded on NASDAQ. Mr. Leininger received an MBA from National University, San Diego, California in 1979 and a BA from Miami University, Oxford, Ohio in 1972.

     Marc E. Jaffe, Esq. (46) has been a director of the Company since May 1995. In January 1998, Mr. Jaffe was elected Chairman of the Board of Directors of the Company, in which capacity he does not serve as the Company's chief executive officer. From 1992 until the present time, Mr. Jaffe has been President of Electronic Licensing Organization, Inc., which has acted as the Company's agent in the acquisition of certain electronic publishing rights. From 1988 to 1991, Mr. Jaffe was Executive Vice President of database management for Franklin Electronic Publishers, a New York Stock Exchange company engaged in the business of publishing electronic books on hand held media. From 1985 through 1987, Mr. Jaffe was President of the software and video division of Simon & Schuster, a publishing company. Mr. Jaffe received a JD degree from Columbia University School of Law in 1976 and a BA from Columbia College in 1973.

     Norman W. Alexander (68) has been a director of the Company since October 1996. Mr. Alexander is a retired former director of Imperial Foods Ltd., a food products company, and formerly was the chairman of several subsidiaries thereof.

     Neil R. Austrian, Jr. (33) has been a director of the Company since April 1996. Since March 1998, Mr. Austrian has been a partner with the Rust Group, a private venture capital and investment marketing services partnership. From July 1997 to February 1998, Mr. Austrian was the Chief Financial Officer of Tescorp., Inc., a cable television company, and was Vice President of Operations of Tescorp., Inc. from October 1994 through February 1998. Prior to joining Tescorp., Inc., Mr. Austrian was an associate at Rust Capital, Ltd., a venture capital firm, from 1988 to October 1994. Mr. Austrian holds a BA degree from Swarthmore College.

     Neil M. Kaufman, Esq. (37) has been a director of the Company since December 1996 and served as the Company's Secretary from December 1996 to December 1997. Mr. Kaufman is currently has been the principal of Kaufman & Associates, LLC, counsel to the Company. From January 1997 to December 1997, Mr. Kaufman was a partner in Moritt, Hock & Hamroff, LLP ("Moritt Hock"). For four years prior thereto, he was a member of Blau, Kramer, Wactlar & Lieberman, P.C. ("Blau Kramer"). Prior to his affiliation with Blau Kramer, Mr. Kaufman was associated with Lord Day & Lord, Barrett Smith ("Lord Day"). Moritt Hock, Blau Kramer and Lord Day served as counsel to the Company during the periods in which Mr. Kaufman was affiliated or associated with such firms. Mr. Kaufman received a JD degree from New York University School of Law in 1984 and a BA degree from SUNY Binghamton in 1981.

     Martin F. Schacker (40) has been a director of the Company since December 1997. Mr. Schacker also served as a director of the Company from August 1994 to December 1995. From 1991 until the current time, Mr. Schacker has been Chairman of M.S. Farrell & Co., Inc., a Wall Street investment banking and brokerage firm which serves as the Company's investment banker and acted as the representative of the underwriters of the Company's initial public offering. From 1987 through 1991, Mr. Schacker served as Senior Vice President of investments and corporate finance of D.H. Blair & Company, Inc., an investment banking and brokerage firm. Prior to that, Mr. Schacker served as Senior Vice President of Shearson Lehman Brothers, a Wall Street investment banking and brokerage firm. Mr. Schacker received a BA in Business from Hofstra University in 1982. Mr. Schacker is a director of Innapharma, Inc., a Suffern, New York-based biotechnology and contract research company.

     Peter N. Detkin (37) has been a director of the Company since April 1998. Mr. Detkin is Vice President and Assistant General Counsel (since February 1998) of Intel Corporation, the leading manufacturer of microprocessors ("Intel"). From October 1994 to February 1998, Mr. Detkin was Director of Litigation of Intel. From September 1992 to October 1994, Mr. Detkin was a partner in Wilson, Sonsini, Goodrich & Rosati, and from October 1987 to September 1992, Mr. Detkin was associated with such firm. He received his BSEE with honors in 1982 from the University of Pennsylvania's Moore School of Electrical Engineering and a JD in 1985 from the University of Pennsylvania Law School.

                                   MANAGEMENT

Officers of the Company

     The executive officers of the Company are as follows:

Name                    Age    Office Held

Mark E. Leininger       47    President and Chief Operating Officer
Kevin D. Sullivan       47    Chief Financial Officer, Vice President - Finance
                              and Treasurer
Robert Gordon           57    Vice President - Marketing and Sales and Assistant
                              Secretary

     Set forth below is a brief description of the background of the executive officers of the Company who do not also serve as directors, based on information provided by them to the Company.

     Kevin D. Sullivan has served as the Company's Chief Financial Officer, Vice President - Finance and Treasurer of the Company since December 1997. From November 1995 to December 1997, Mr. Sullivan was Chief Financial Officer of Prizm Environmental and Occupational Health, Inc., a multi-clinic health care company. From December 1993 to September 1994, he was Chief Financial Officer of Scientific Packaging Corp., a manufacturer of packaging for household laundry products. Mr. Sullivan served as Controller (from 1987 to 1988), Treasurer (from 1989 to 1990) and Manager of Bankruptcy Claims Resolutions (from 1990 to 1993) of Prime Hospitality Corp., a New York Stock Exchange company, when it was known as Prime Motor Inns, Inc. Mr. Sullivan received a BS degree from Pennsylvania State University in 1976.

     Robert Gordon has served as the Company's Vice President - Marketing and Sales or Vice President Marketing since June 1996. From January 1995 to June 1996, Mr. Gordon was Chairman of the Board of a family-owned chain of four health and fitness clubs. From 1984 through December 1994, he was President of Leber Katz Partners Direct Marketing, a New York City-based advertising agency. From 1980 to 1984, Mr. Gordon was President of RCA Record and Tape Club.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the three years ended December 31, 1997, the cash and other compensation paid to all individuals serving as the Company's Chief Executive Officer (or acting in a similar capacity) during 1997 and the two other individuals serving as executive officers of the Company on December 31, 1997 whose total salary and bonus, for services rendered to the Company during 1997, was $100,000 or more (each, a "Named Executive Officer").

                                                                            Long-Term
                                                                          Compensation
                                   Annual Compensation                       Awards
                                                                           Securities           All
                                                    Other Annual           Underlying          Other
Name and Principal Position   Year Salary    Bonus  Compensation(1)           Options       Compensation

Barry A. Cinnamon             1997 $145,481  $111,617    --                305,000 (3)            --
 Chairman of Board            1996   95,000    39,892    --                 60,500                --
 Chief Executive Officer      1995   46,811    26,922    --                    -0-                --
 and President (2)

Mark E. Leininger             1997 $145,000  $ 39,737    --                300,000 (5)            --
 President, Chief Operating   1996   81,000    35,000    --                225,000                --
 Officer, Chief Financial     1995   29,442        --    --                 20,000                --
 Officer, Treasurer and Vice
 President - Finance (4)

Robert Gordon (6)             1997 $ 75,100  $ 28,521    --                147,291 (7)            --
 Vice President - Marketing   1996   26,809    35,085    --                 75,810                --
 and Sales                    1995       --        --    --                     --                --

 ------------
(1) The value of all perquisites provided did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(2) Mr. Cinnamon resigned as an officer, director and employee of the Company on December 19, 1997.
(3) Includes options to purchase 5,000 shares of Common Stock granted to Lori Kramer Cinnamon, Mr. Cinnamon's wife.
(4) Mr. Leininger was appointed President of the Company on January 28, 1998. Upon the appointment of Kevin D. Sullivan as Chief Financial Officer, Treasurer and Vice President - Finance on December 19, 1997, Mr. Leininger no longer served in such positions.
(5) Does not include options to purchase 545,000 shares of Common Stock repriced and reduced to options to purchase 408,750 shares of Common Stock under the Repricing Program. See "Repricing of Options" and "Certain Relationships and Related Transactions."
(6) Mr. Gordon was hired by the Company on August 2, 1996. Mr. Gordon receives a quarterly bonus based on 2% of the net contribution of the direct mail sales of the Company. One-third of this bonus is paid to Mr. Gordon in cash and the remainder is paid in options to purchase Common Stock at an exercise price equal to the closing price of the Common Stock on the last day of the quarter in which earned.
(7) Does not include options to purchase 214,873 shares of Common Stock repriced and reduced to options to purchase 161,154 shares of Common Stock under the Repricing Program. See "Repricing of Options" and "Certain Relationships and Related Transactions."

Stock Option Grants in 1997

     The following table sets forth (a) the number of shares underlying options granted to each Named Executive Officer during 1997, (b) the percentage the grant represents of the total number of options granted to all Company employees during the 1997, (c) the per share exercise price of each option, (d) the expiration date of each option.


                             Number of Shares     Percentage of Total
                           Underlying Options     Options Granted to         Exercise       Expiration
Name                       Granted During 1997         Employees in 1997       Price            Date

Barry A. Cinnamon.......      300,000                      6.7%                $3.43           2/4/07
Barry A. Cinnamon.......        4,000 (1)                  *                    3.875          1/14/07
Barry A. Cinnamon.......        1,000 (1)                  *                    3.43           2/4/07
Robert Gordon...........        1,735                      *                    3.875         12/31/06
Robert Gordon...........        1,000                      *                    3.43           2/4/07
Robert Gordon...........        1,328                      *                    2.9375         3/31/07
Robert Gordon...........      135,000                      3.0                  2.25           5/13/07
Robert Gordon...........        5,512                       .1                  2.0625         6/29/07
Robert Gordon...........        2,716                      *                    1.1875        10/8/07
Robert Gordon...........       56,250 (2)                  1.3                  1.25           7/31/06
Robert Gordon...........          607 (2)                  *                    1.25          10/14/06
Robert Gordon...........        1,301 (2)                  *                    1.25          12/31/06
Robert Gordon...........          750 (2)                  *                    1.25           2/4/07
Robert Gordon...........          996 (2)                  *                    1.25            3/31/07
Robert Gordon...........      101,250 (2)                  2.3                  1.25           5/13/07
Mark E. Leininger.......      300,000                      6.7                  3.43           2/4/07
Mark E. Leininger.......       15,000 (2)                   .3                  1.25           7/20/05
Mark E. Leininger.......        7,500 (2)                   .2                  1.25           2/19/06
Mark E. Leininger.......       52,500 (2)                   .2                  1.25           4/24/06
Mark E. Leininger.......      108,750 (2)                  2.4                  1.25           9/28/06
Mark E. Leininger.......      225,000 (2)                  5.0                  1.25           2/4/07

----------
*    Less than .1%.
(1)  Represents  options  granted  to  Lori  Kramer  Cinnamon,  the  wife of Mr.
     Cinnamon.
(2)  Represents repriced options.

Aggregate  Option/SAR  Exercises  in  Last  Fiscal  Year  and  Fiscal   Year-End
Option/SAR Values

     Set forth in the table below is information, with respect to each of the Named Executive Officers, as to the (a) number of shares acquired during 1997 upon each exercise of options granted to such individuals, (b) the aggregate value realized upon each such exercise (i.e., the difference between the market value of the shares at exercise and their exercise price), (iii) the total number of unexercised options held on December 31, 1997, separately identified between those exercisable and those not exercisable, and (iv) the aggregate value of in-the-money, unexercised options held on December 31, 1997, separately identified between those exercisable and those not exercisable.

                                                                                    Value of Unexercised
                          Number of Unexercised Options                           In-the-Money Options at
                             at December 31, 1997                                    December 31, 1997
                         Shares
                        Acquired     Value
Name                   on Exercise  Realized     Exercisable      Unexercisable      Exercisable     Unexercisable
Barry A. Cinnamon(1)..     -0-         -0-         40,080            102,998             -0-             -0-
Mark E. Leininger(2)..     -0-         -0-        147,916            260,834             -0-             -0-
Robert Gordon(2)......     -0-         -0-            -0-            169,382             -0-             -0-

---------
(1) Includes options to purchase 19,914 (exercisable) and 7,831 (unexercisable) shares of Common Stock granted to Lori Kramer Cinnamon, the wife of Mr. Cinnamon.
(2)  Gives effect to Repricing Program. See "Repricing of Options" below.

Employment Agreements

     The Company entered into employment agreements with each of Barry A. Cinnamon and Lori Kramer Cinnamon, both of which were terminated in connection with their resignations as directors, officers and employees of the Company. See "Item 12. Certain Relationships and Related Transactions."

     The employment agreement with Barry A. Cinnamon provided for him to serve as the President and Chief Executive Officer of the Company for a term expiring in December 1999, with an annual base salary of $150,000, bonuses of 5% of the Company's consolidated net income before taxes and extraordinary items, .15% of the Company's consolidated net sales and .75% of the Company's consolidated gross profits. In October 1996, the Board of Directors determined to pay to Mr. Cinnamon a bonus of $25,000 following the first profitable fiscal quarter of the Company after the Merger.

     The employment agreement with Lori Kramer Cinnamon provided for her to serve as a Vice President of Marketing of the Company for a term expiring in December 1999, with an annual base salary of not more than $40,000, a bonus of 1% of the Company's net income before taxes and extraordinary items and .75% of the Company's gross profit. Under the terms of Ms. Cinnamon's agreement, the Board of Directors may increase Ms. Cinnamon's base salary by not more than 15% per year.

     The Company also has entered into an agreement with Mark E. Leininger (the "Leininger Agreement"), which contains restrictions on the employee engaging in competition with the Company for the term thereof and for up to one year thereafter and provisions protecting the Company's proprietary rights and information. The Leininger Agreement provides for the payment of three times the average annual cash compensation paid by the Company to Mr. Leininger over the previous five years, less $1.00, and the accelerated vesting of all outstanding stock options granted to Mr. Leininger, upon the termination of his employment within six months after a change in control or within six months prior thereto if such termination was without cause. In October 1996, the Board of Directors determined to pay to Mr. Leininger a bonus of $25,000 following the first profitable fiscal quarter of the Company after the Merger.

Company Stock Plans

1994 Long Term Incentive Plan

     The Company has adopted the Company's 1994 Long Term Incentive Plan (the "1994 Incentive Plan") in order to motivate qualified employees of the Company, to assist the Company in attracting employees and to align the interests of such persons with those of the Company's stockholders. The 1994 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the
Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," stock appreciation rights, restricted stock, performance grants and other types of awards to officers, key employees, consultants and independent contractors of the Company and its affiliates.

     The 1994 Incentive Plan, which is administered by the Compensation Committee of the Board of Directors (currently comprised of Norman W. Alexander and Neil R. Austrian, Jr.), currently authorizes the issuance of a maximum of 4,000,000 shares of Common Stock, which may be either newly issued shares, treasury shares, re-acquired shares, shares purchased in the open market or any combination thereof. Incentive stock options generally may be granted at an exercise price of not less than the fair market value of shares of Common Stock on the date of grant, and non-qualified stock options may be granted at an exercise price of not less than 85% of such fair market value. If any award under the 1994 Incentive Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The Company has issued an aggregate 5,000 shares of Common Stock upon exercise of options granted under the 1994 Incentive Plan and options to purchase an aggregate 3,247,439 shares of Common Stock are outstanding under the 1994 Incentive Plan and options to purchase 752,561 shares remain available for grant under the 1994 Incentive Plan as of March 31, 1998.

Outside Director and Advisor Stock Option Plan

     The Company adopted the Outside Director and Advisor Stock Option Plan (the "Director and Advisor Plan") for the purpose of attracting and retaining well-qualified persons for service as directors of and advisors to the Company and to provide such persons with the opportunity to increase their personal interest in the Company's continued success and further align their interests with the interests of the stockholders of the Company through the grant of options to purchase shares of Common Stock. All directors of the Company who are not employees of the Company (each, a "Non-Employee Director"), of which there are presently five, are eligible to participate in the Director and Advisor Plan. Currently, up to 500,000 shares of Common Stock may be issued under the Director and Advisor Plan.

     Under the Director and Advisor Plan, each Non-Employee Director of the Company and each member of the Advisory Committee of the Company (each, an "Outside Director or Advisor"), upon first becoming an Outside Director or Advisor, receives options to purchase 25,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date of grant and thereafter receives options to purchase 10,000 shares of Common Stock at a price equal to the per share fair market value of the Common Stock on August 1st of each subsequent year. In March 1997, the Advisory Committee was eliminated. Options awarded to each Outside Director or Advisor become exercisable over a period of two years, and are subject to forfeiture under certain conditions. The Company has issued an aggregate 19,666 shares of Common Stock upon exercise of options granted under the Director and Advisor Plan, options to purchase an aggregate 355,334 shares of Common Stock are outstanding under the Director and Advisor Plan and options to purchase 125,000 shares remain available for grant under the Director and Advisor Plan as of March 31, 1998.

SPC 1989 Stock Plan

     In connection with the Merger, pursuant to the Assumption, the Company assumed all of SPC's obligations under SPC's 1989 Stock Plan (the "SPC 1989
Plan"). The SPC 1989 Plan remains effective and the Company may, until the SPC 1989 Plan terminates in accordance with its terms, at its discretion, grant additional options under the SPC 1989 Plan.

     The SPC 1989 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, stock purchase rights, incentive stock rights, performance grants and other types of awards to officers, key employees, consultants and independent contractors of SPC and the Company. The SPC 1989 Plan, which is administered by the Compensation Committee of the Board of Directors, currently authorizes the issuance of a maximum of 268,050 shares of Common Stock, which may be either newly issued shares, treasury shares, re-acquired shares, shares purchased in the open market or any combination thereof. Incentive stock options generally may be granted at an exercise price of not less than the fair market value of shares of Common Stock on the date of grant; non-qualified stock options may be granted at an exercise price of not less than 50% of such fair market value; incentive stock rights permit the rightsholder to receive cash or shares of Common Stock based upon the Company or the rightsholder obtaining results specified at the time of the granting of such rights; stock appreciation rights (which may be granted in connection with an option grant or as a separate grant) entitles the grantee to receive a cash payment based upon the yield of the Common Stock between grant and exercise; stock purchase rights entitle the rightsholder to purchase shares of Common Stock at a price of not less than 50% of the fair market price of such shares with the Company retaining a diminishing right to repurchase such shares over a specified period should the rightsholder's relationship with the Company terminate; and long term performance awards allow the Company to customize incentive award programs to permit the awarding of cash or Common Stock upon the Company or grantee researching specified levels of performance. If any award under the SPC 1989 Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The equivalent of 13,849 shares of Common Stock have been issued upon exercise of options granted under the SPC 1989 Plan, the Company has options to purchase an aggregate 32,916 shares of Common Stock outstanding under the SPC 1989 Plan and options to purchase 221,285 shares remain available for grant under the SPC 1989 Plan as of March 31, 1998. The SPC 1989 Plan will terminate in October 1999.

SPC 1991 Stock Option Plan

     In connection with the Merger, pursuant to the Assumption, the Company assumed all of SPC's obligations under SPC's 1991 Stock Option Plan (the "SPC 1991 Plan"). The SPC 1991 Plan remains effective and the Company may, until the SPC 1991 Plan terminates in accordance with its terms, at its discretion, grant additional options under the SPC 1991 Plan.

     The SPC 1991 Plan provides for the grant of incentive stock options, non-qualified stock options and stock purchase rights to officers, key employees, consultants and independent contractors of SPC and the Company. The SPC 1991 Plan, which is administered by the Compensation Committee of the Board of Directors, currently authorizes the issuance of a maximum of 428,880 shares of Common Stock, which may be either newly issued shares, treasury shares, re-acquired shares, shares purchased in the open market or any combination thereof. Incentive stock options generally may be granted at an exercise price of not less than the fair market value of shares of Common Stock on the date of grant; non-qualified stock options may be granted at an exercise price of not less than 85% of such fair market value; and stock purchase rights entitle the rightsholder to purchase shares of Common Stock at a price of not less than 85% of the fair market price of such shares with the Company retaining a diminishing right to repurchase such shares over a specified period should the rightsholder's relationship with the Company terminate. If any award under the SPC 1991 Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The equivalent of 1,065 shares of Common Stock have been issued upon exercise of options granted under the SPC 1991 Plan, the Company has options to purchase an aggregate 49,244 shares of Common Stock outstanding under the SPC 1989 Plan and options to purchase 378,571 shares remain available for grant under the SPC 1991 Plan as of March 31, 1998. The SPC 1991 Plan will terminate in October 2001.

Repricing of Options

     On August 29, 1997, the Board of Directors approved the Repricing Program pursuant to which the Company has offered to all then-current officers, directors and employees of the Company the opportunity to reduce the exercise price of their respective options granted under the Company Stock Plans to $1.25 per share of Common Stock (the fair market value of the Common Stock as of the close of business on such date); provided, that, as a condition to such repricing, the optionee is required to surrender for cancellation 25% of the options so repriced, which would in all cases be the latest options to become exercisable under each repriced option. Except for such cancellation provision, each repriced option would be identical to the optionee's prior option, except that, during the six-month period commencing from the date of the acceptance of the repricing offer, the options would not be exercisable. The creation of the Repricing Program was approved primarily because of the importance to the Company of having equity incentives in the hands of key officers, directors and employees. The Board believed that stock options which are "out of the money" provide less compensatory incentive to an officer, director and employee who may be considering alternative opportunities. The six month period during which the repriced options may not be exercised was viewed as a means of retaining the services of valued employees for a longer period of time. The Committee decided to include directors and officers in the Repricing Program because of the importance of their leadership, administrative and technical skills to the success of the Company's business. See "Certain Relationships and Related Transactions."

Indemnification

     Section 145 of the Delaware General Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by such corporation.

     The Company's Certificate of Incorporation includes provisions eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty except, pursuant to the limitations of the Delaware General Corporation Law, (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which the director derived an improper personal benefit. The

Company's By-laws provide indemnification to directors, officers, employees and agents, including against claims brought under state or Federal securities laws, to the full extent allowable under Delaware law. The Company also has entered into indemnification agreements with its directors and executive officers providing, among other things, that the Company will provide defense costs against any such claim, subject to reimbursement in certain events. The Company also maintains a directors and officers liability insurance policy in a coverage amount of $3,000,000, subject to a $200,000 deductible.

Report of the Compensation Committee Regarding Exchange of Options

     On August 29, 1997, the Board of Directors offered to all then current officers, directors and employees of the Company the opportunity to reduce the exercise price of their respective options granted under the Company Stock Plans to $1.25 per share of Common Stock (the fair market value of the Common Stock as of the close of business on such date); provided, that, as a condition to such repricing, the optionee surrender for cancellation 25% of the options so repriced. Except for such cancellation provision, each repriced option would be identical to the optionee's prior option, except that, during the six-month period commencing from the date of the acceptance of the repricing offer, the options would not be exercisable. This option repricing program (the "Repricing Program") was approved primarily because of the importance to the Company of having equity incentives in the hands of key officers, directors and employees. The Board believed that stock options which are "out of the money" provide less compensatory incentive to an officer, director or employee who may be considering alternative opportunities. The six month period during which the repriced options may not be exercised was viewed as a means of retaining the services of valued employees for a longer period of time. The Committee decided to include directors and officers in the Repricing Program because of the importance of their leadership, administrative and technical skills to the success of the Company's business.

                Compensation Committee of the Board of Directors of the Company

                                        Norman W. Alexander
                                        Neil R. Austrian, Jr.

Certain Relationships and Related Transactions

     Martin F. Schacker, a director of the Company, is Chairman of the Board of Directors of MS Farrell and MSF Holdings, the parent holding company of MS Farrell. MS Farrell acted as placement agent on behalf of the Company in selling an aggregate of 1,115,250 shares of Class A Convertible Preferred Stock of the Company in June 1994 and an additional 75,000 shares of Class A Convertible Preferred Stock in November 1994 for aggregate gross proceeds of $1,190,250. In consideration for its services in connection therewith, MS Farrell received a 10% commission and a 3% non-accountable expense allowance on the gross proceeds of such offering, a warrant which became exercisable for an aggregate of 302,354 shares of Common Stock which MS Farrell has exercised in full for nominal consideration, and certain other consideration. As a result of such warrant exercise, MS Farrell became a holder of more than 5% of the outstanding Common Stock.

     In May 1995, MS Farrell loaned $100,000 to the Company (the "MS Farrell Loan"). The MS Farrell Loan was evidenced by a promissory note in the principal amount of $100,000, bearing interest at a rate equal to fourteen percent (14%) per annum, maturing on the earlier of (i) December 25, 1995 or (ii) the consummation of a subsequent offering of securities other than similar notes. The MS Farrell Loan was secured by the Company's accounts receivable. In June through August 1995, MS Farrell acted as placement agent with respect to an aggregate $459,000 principal amount of additional 14% Promissory Notes issued by the Company to other persons. MS Farrell did not receive any compensation in connection with the sale of these additional 14% Promissory Notes. MS Farrell also acted as placement agent on behalf of the Company in selling an aggregate of $1,250,000 principal amount of promissory notes and 243,902 shares of Common Stock in August 1995. In connection with its services therewith, MS Farrell received a 10% commission and a 3% non-accountable expense allowance on the gross proceeds of such offering. The MS Farrell Loan was repaid from the Company's proceeds of such offering.

     MS Farrell acted as representative of the underwriters of the Company's initial public offering (the "IPO"), which was consummated on December 12, 1995, pursuant to which the Company sold an aggregate 1,142,400 shares of Common Stock for gross proceeds of $5,854,800. As compensation for its underwriting services in connection with the IPO, MS Farrell received a 10% underwriting discount and a 3% non-accountable expense allowance of the gross proceeds from the IPO and Underwriters' Purchase Options to purchase 103,300 shares of Common Stock at $6.15 per share for a four year period terminating on December 5, 2000.

     Pursuant to an engagement agreement, dated December 23, 1993, between the Company and MS Farrell, the Company agreed (a) to use MS Farrell as its exclusive investment banker for a five-year period, (b) to pay monthly consulting fees to MS Farrell of $2,500 until December 1998, in connection with which the Company paid MS Farrell $138,128 through August 20, 1996, and (c) to pay to MS Farrell a fee of 2% of the greater of the maximum commitment under, or the maximum amount actually borrowed by the Company pursuant to, a conventional line of credit extended to the Company by a bank or other short-term lender introduced to the Company by MS Farrell. The Company had the right to terminate the above-described obligations under this engagement agreement upon the payment of $250,000 in cash. In August 1996, in exchange for the right to pay such termination fee in shares of Common Stock, the suspension of payment of obligations under this engagement agreement and certain other consideration, the Company granted to MS Farrell and a designee thereof warrants (the "MSF Warrants")to purchase 500,000 shares of Common Stock exercisable at $6.875 per share for a six-year period and extended the expiration date of the Underwriters' Purchase Options to August 22, 2002. In March 1997, the Company exercised its right to terminate the Company's investment banking obligations to MS Farrell and, in connection therewith, issued an aggregate of 71,428 shares of Common Stock to MSF Holdings, the parent holding company of MS Farrell, and to one other designee thereof.

     In June 1996, the Company loaned $200,000 to a corporation (the "Debtor") of which MS Farrell is an affiliate and of which Martin F. Schacker, a director of the Company and Chairman of the Board of MS Farrell, is a director and stockholder and Neil M. Kaufman, a director of the Company, is a stockholder. This loan was represented by a promissory note (the "Debtor Note") bearing interest at 14% per annum which was secured by the assets of Debtor. In connection with this loan, the Company also received a warrant (the "Innapharma Warrant") to purchase 100,000 shares of the common stock of Innapharma, Inc., a pharmaceutical company ("Innapharma"), of which MS Farrell may also be considered an affiliate and of which Mr. Schacker is a director, at an exercise price of $5.50 per share. In March 1997, in consideration for a warrant (the "Debtor Warrant") to purchase 100,000 shares of the common stock of the Debtor at an exercise price of $1.00 per share, exercisable for a six year period, the Company agreed to extend the maturity of the Debtor Note and the Company further agreed to exchange the Debtor Note for a similar note (the "Innapharma Note") bearing interest at 12% per annum issued by Innapharma maturing on the earlier of November 27, 1997 or the consummation of an offering of equity securities of Innapharma. In July, 1997, the Innapharma Note was repaid in full (including all accrued interest thereon) and contemporaneously therewith, the Company assigned the Innapharma Warrant to MS Farrell in exchange for a reduction in the number of shares of Common Stock that may be purchased under the MS Farrell Warrants by 100,000 to 400,000 shares.

     Pursuant to a Financial Advisory Agreement, dated as of November 20, 1997 (the "1997 Farrell Agreement"), between the Company and MS Farrell, the Company retained MS Farrell to perform specified financial advisory services for the Company on a non-exclusive basis. In consideration for entering into the 1997 Farrell Agreement, the number of shares of Common Stock that may be purchased upon exercise of the MS Farrell Warrants was reduced by 60,000 to 340,000 shares, the number of shares of Common Stock that may be purchased upon exercise of the Underwriters' Purchase Options was reduced by 15,495 to 87,805 shares, the exercise price of both the MS Farrell Warrants and Underwriters' Purchase Options was reduced to $2.00 per share and MS Farrell waived all anti-dilutive rights under the Underwriters' Purchase Options and MS Farrell Warrants in connection with the Company's October 1997 sale of 962,000 shares of Common Stock in a private placement transaction. Under the 1997 Farrell Agreement, the Company is obligated to pay MS Farrell between 2% and 7% of the aggregate consideration paid in any merger, consolidation, recapitalization, business combination or other stock or asset transaction in which MS Farrell participates as an identifying or introducing agent or in connection with which the Company seeks the advice of MS Farrell. Pursuant to an Amendment to the Financial Advisory Agreement, dated January 10, 1998 (the "1998 Farrell Agreement"), between the Company and MS Farrell, MS Farrell agreed to perform additional financial advisory services for the Company. In consideration for entering into the 1998 Farrell Agreement, the per share exercise price of the MS Farrell Warrants and Underwriters' Purchase Options was reduced to the lesser of: $1.27 or 120% of the sale price of any shares of Common Stock sold by the Company to a source introduced by MS Farrell within the twelve-month period terminating on January 27, 1999; provided, however, that the per share exercise price may not be less than $1.06; and the expiration date of the MS Farrell Warrants and Underwriters' Purchase Options was extended to August 20, 2002.

     Prior to the Company's IPO, Barry A. Cinnamon, formerly the President, Chief Executive Officer and Chairman of the Board of the Company and currently a principal stockholder of the Company, and Richard Bergman, the Company's former Vice President of Product Development, placed into escrow an aggregate of 542,500 shares of Common Stock (the "Escrow Shares"), 500,000 of which shares were placed in escrow by Mr. Cinnamon and 42,500 of which shares were placed in escrow by Mr. Bergman. In April 1996, upon the execution and delivery by the Company of a letter of intent to acquire all of the issued and outstanding capital stock of Serif Inc. and Serif (Europe) Limited, 217,000 shares of Common Stock then held in escrow were released from escrow and delivered to the above-named stockholders, 200,000 of which shares were delivered to Mr. Cinnamon and 17,000 of which shares were delivered to Mr. Bergman (the "April 1996 Escrow Release"). In September 1996, 314,000 of the remaining shares of the Company Common Stock then held in escrow were released from escrow and delivered to Mr. Cinnamon (300,000 shares) and Mr. Bergman (14,000 shares) (the "September 1996 Escrow Release"; and together with the April 1996 Escrow Release, the "Escrow Releases"). Presently, no shares remain in escrow and all of the arrangements relating to the Escrow Shares have been terminated. The Company incurred a compensation expense of approximately $2,773,180 in connection with the Escrow Releases in 1996.

     In April 1996, Barry A. Cinnamon sold 44,000 shares of Common Stock to MS Farrell for a price equal to $2.00 per share, and, in August 1996, Mr. Cinnamon sold 42,946 shares of Common Stock to MS Farrell for a price equal to $6.00 per share.

     Pursuant to the Cinnamon Agreements, Barry A. Cinnamon and Lori Kramer Cinnamon resigned as officers, directors and employees of the Company and the Company granted Mr. Cinnamon a license to certain aspects of the Company's Intelligent Formatting technology in connection with an Internet database reporting software product which had been under preliminary development by the Company. Mr. Cinnamon and Ms. Kramer Cinnamon are husband and wife. Under the terms of the Cinnamon Settlement Agreement, (a) the Company paid Mr. Cinnamon $56,000, and agreed to (i) reimburse Mr. Cinnamon for his verified reasonable expenses incurred in the normal course of the fulfillment of his duties as an officer and director of the Company, (ii) pay Mr. Cinnamon $10,000 per month for a twenty month period, (iii) continue to make all payments with respect to health insurance for the Cinnamons' benefit comparable to the coverage available to the Company's executive officers through the earlier of December 31, 1999 or such time as Mr. Cinnamon is employed or retained on a substantially full-time basis, (iv) reimburse Mr. Cinnamon for his reasonable moving expenses, up to a maximum of $15,000, and (v) register for resale by Mr. Cinnamon 865,000 shares of Common Stock in the Company's proposed Registration Statement on Form S-3, and (b) (i) Mr. Cinnamon surrendered for cancellation all 60,520 shares of Class B Voting Preferred Stock, Series A, of the Company, (ii) the Cinnamons irrevocably appointed the President of the Company as proxy to vote all shares of Common Stock owned beneficially or of record by either of them, in any capacity, in such manner as may be determined by the President of the Company in his sole discretion, and (iii) the Cinnamons agreed to limit the sale of their shares of Common Stock to a specified schedule under certain circumstances. In addition, the Company and Mr. Cinnamon and Ms. Kramer Cinnamon exchanged releases, the release by Mr. Cinnamon and Ms. Kramer Cinnamon extending to the Company's subsidiaries, officers, directors, stockholders, attorneys and others.

     In July 1996, the Company acquired all of the issued and outstanding shares of capital stock of Serif Inc. and Serif (Europe) Limited. Pursuant to the terms of the agreements for such acquisitions (the "Serif Acquisition Agreements"), the Company issued to Norman Alexander an aggregate 67,913 shares of Common Stock and agreed to nominate Gwyn Jones or his designee to the Board of Directors of the Company. Mr. Jones, who became a holder of more than 5% of the outstanding Common Stock as a result of the consummation of the Serif
Acquisition Agreements, designated Mr. Alexander as his nominee and Mr. Alexander was elected as a director of the Company in October 1996. In addition, Barry A. Cinnamon, Norman Alexander and the other former stockholders of the Serif companies entered into the Stockholders Agreement pursuant to which each party agreed, for a term of two years, to vote their respective shares of Common Stock in favor of the election as directors of the nominees for directors designated by the Company's Board of Directors and in favor of the election as a director of Mr. Jones or Mr. Jones' designee. Pursuant to the terms of the Serif Acquisition Agreements, the Company entered into a three-year employment agreement with Gwyn Jones, the founder and largest stockholder of Serif, and the Company elected Gwyn Jones as a director in Class II. In October 1996, Mr. Jones resigned as an officer, director and employee of the Company and Serif pursuant to agreements under which Mr. Jones received or is to receive the base salary payable under his employment agreement and certain other consideration, including the elimination of the prohibition on Mr. Jones selling the 469,804 shares of Common Stock which Mr. Jones received pursuant to the Serif Acquisition Agreements and the substitution, in lieu thereof, of a restriction allowing him to sell no more than thirty percent (30%) of the average daily trading volume of Common Stock in any week and certain other restrictions.

     Digital Paper, Inc. ("Digital Paper"), and its stockholders, one of whom is Daniel Fraisl, formerly Vice President - Research and Development of the Company, entered into an amendment to the Stock Purchase Agreement by which SPC acquired Digital Paper, which amendment became effective upon consummation of the Merger. The amendment provided that a remaining payment of $1,650,000 and two incentive payments with an aggregate total of $325,000 upon the attainment of certain product sales and development criteria, which is required by the terms of the Stock Purchase Agreement to be made by SPC to Digital Paper's stockholders in cash or in shares of SPC common stock, be paid in cash or in shares of Common Stock, at the option of each such stockholder. None of the criteria were met in 1996, but were achieved in 1997. Pursuant to a Settlement and General Release Agreement, dated as of July 25, 1997 (the "Fraisl Settlement Agreement"), among Mr. Fraisl, the Company and SPC, Mr. Fraisl resigned as an officer and employee of the Company and SPC and, in connection therewith, received a lump sum payment of $85,000, payment with respect to accrued vacation time and the Company's agreement to make all payments in respect of health insurance for Fraisl's benefit for a six month period. The Company also agreed that all stock options previously granted to Fraisl would remain exercisable through January 24, 1998, to the extent exercisable on July 25, 1997. None of these options were exercised. In addition, pursuant to a Consulting Agreement, dated as of July 25, 1997 (the "Fraisl Consulting Agreement"), between SPC and Fraisl, SPC retained Fraisl for a two year period to provide certain consulting services relating to the Company's Intelligent Formatting technology.

     During 1995, SPC entered into three-year, non-interest-bearing loan agreements with Irfan Salim, the then President and Chief Executive Officer of SPC, in the amount of $300,000, and with Robert T. Iguchi, the then Vice President of North American Sales and Service of SPC, in the amount of $117,000. Both of these obligations were secured by the right to a second deed of trust on their respective homes. During the fourth fiscal quarter of 1996, Mr. Iguchi repaid to the Company the outstanding balance of his loan, in the amount of $117,000. During the SPC 1996 Fiscal Year, SPC forgave $125,000 of Mr. Salim's loan, which was treated as compensation to him. The $175,000 balance of Mr. Salim's loan was due on February 17, 1997. Pursuant to an agreement with Mr. Salim, the Company received $125,000 in full payment of the Company's loan to Mr. Salim.

     During 1996, the Company incurred approximately $350,000 in legal fees to Blau Kramer, then its counsel. During 1997, the Company incurred approximately $480,000 in legal fees to Moritt Hock, then its counsel. Neil M. Kaufman, a director of the Company, was a member of Blau Kramer during 1996 and a partner in Moritt Hock during 1997. Mr. Kaufman currently is the principal of Kaufman & Associates, LLC, counsel to the Company. During 1997, the Company incurred approximately $55,000 in legal fees to the predecessor of Kaufman & Associates, LLC. In 1996 and 1997, Blau Kramer and Moritt Hock acted as counsel to MS Farrell in connection with four private placement transactions, two of such transactions involving Innapharma, and also acted as counsel to the Debtor. Martin F. Schacker, a director of the Company, is Chairman of the Board of MS Farrell and a director of Innapharma; and MS Farrell may also be considered an affiliate of Innapharma.

     Pursuant to a Settlement and General Release Agreement, dated as of September 26, 1997 (the "Szczepaniak Settlement Agreement"), among Joseph V. Szczepaniak ("Szczepaniak"), the Company and SPC, Szczepaniak resigned as an officer and employee of the Company and SPC and, in connection therewith, received, among other things, a lump sum payment of $50,000, payment with respect to accrued vacation time and the Company's agreement to make all payments in respect of health insurance for Szczepaniak's benefit for a three month period. The Company also agreed that all stock options previously granted to Szczepaniak would remain exercisable through March 26, 1998, to the extent exercisable on September 26, 1997.

     Pursuant to a Settlement and General Release Agreement, dated as of January 30, 1997 (the "Frazer Settlement Agreement"), among Miriam K. Frazer ("Frazer"), the Company and SPC, Frazer resigned as an officer and employee of the Company and SPC and, in connection therewith, received, among other things, payments aggregating $165,000 and an additional payment with respect to accrued vacation time. The Company also agreed that all stock options previously granted to Frazer would remain exercisable through July 30, 1997, to the extent exercisable on January 30, 1997.

     On January 28, 1998, the Compensation Committee of the Board of Directors of the Company determined to compensate Marc E. Jaffe for his services as Chairman of the Board of Directors of the Company at the rate of $5,000 per month, payable $2,500 in the month of service and $2,500 twelve months after such initial payment. During 1996, the Company paid $2,000 to Electronic Licensing Organization, Inc. ("ELO") in respect of electronic content licensing services. There were no payments made to ELO by the Company in 1997.

     With  respect  to  compensation  paid to  Barry  A.  Cinnamon  and  Mark E.
Leininger in their capacities as employees of the Company, see "Executive Compensation."

     In connection with the Repricing Program, options held by directors and executive officers granted under the Company Stock Plans were repriced as follows:

                                      Prior Option              Repriced Option (1)
                                 Shares          Per Share           Shares
Optionee                    Underlying Option  Exercise Price   Underlying Option    Expiration Date

Norman W. Alexander.....       25,000            $ 5.03            18,750                 12/19/06
Norman W. Alexander.....       10,000              2.0125           7,500                  7/31/07
Neil R. Austrian, Jr....       25,000              2.75            18,750                  4/25/06
Neil R. Austrian, Jr....       10,000              5.875            7,500                  7/31/06
Neil R. Austrian, Jr....       10,000              2.0125           7,500                  7/31/07
Robert Gordon...........       75,000              5.875           56,250                  7/31/06
Robert Gordon...........          810              6.25               607                 10/14/06
Robert Gordon...........        1,735              3.875            1,301                 12/31/06
Robert Gordon...........        1,000              3.43               750                   2/4/07
Robert Gordon...........        1,328              2.9375             996                  3/31/07
Robert Gordon...........      135,000              2.25           101,250                  5/13/07
Marc E. Jaffe...........        5,000              2.50             3,750                 10/31/04
Marc E. Jaffe...........       25,000              2.75            18,750                   8/2/05
Marc E. Jaffe...........       10,000              5.875            7,500                  7/31/06
Marc E. Jaffe...........       10,000              2.0125           7,500                  7/31/07
Neil M. Kaufman.........       25,000              3.75            18,750                  4/24/06
Neil M. Kaufman.........       25,000              5.03            18,750                 12/19/06
Neil M. Kaufman.........       10,000              2.0125           7,500                  7/31/07
Mark E. Leininger.......       20,000              3.75            15,000                  7/20/05
Mark E. Leininger.......       10,000              4.25             7,500                  2/19/06
Mark E. Leininger.......       70,000              2.75            52,500                  4/25/06
Mark E. Leininger.......      145,000              7.56           108,750                  9/28/06
Mark E. Leininger.......      300,000              3.43           225,000                   2/4/07

---------
(1)  The exercise price of all options were repriced to $1.25 per share.
(2) Under the terms of the Cinnamon Settlement Agreement all of the options granted to Mr. Cinnamon and Ms. Kramer Cinnamon will expire on December 19, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company, together with written representations received by the Company from applicable parties that no Form 5 was required to be filed by such parties, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports, except that Daniel J. Fraisl failed to timely file two Statements of Changes in Beneficial Ownership of Securities on Form 4 or an Annual Statement of Beneficial Ownership of Securities on Form 5 relating to five grants of stock options by the Company; Lori Kramer Cinnamon failed to timely file a Form 4 relating to two grants of stock options by the Company and two stock purchase transactions by Barry A. Cinnamon, the husband of Ms. Kramer Cinnamon; Joseph V. Szczepaniak failed to timely file two Forms 4 or a Form 5 relating to three grants of stock options by the Company; George Lauro (who resigned as a director on December 20, 1996) failed to timely file a Form 4 or Form 5 relating to one grant of stock options by the Company; Marc E. Jaffe failed to timely file two Forms 4 or a Form 5 relating to two grants of stock options by the Company; and each of Norman Alexander and Neil R. Austrian, Jr. failed to timely file a Form 4 or Form 5 relating to a grant of stock options by the Company. Additionally, pursuant to the Company's stock option repricing program (the "Repricing Program"), pursuant to which certain option holders are permitted to exchange their stock options for 25% fewer options with otherwise identical terms, except that the exercise price thereof is reduced to $1.25 per share, each of Messrs. Alexander, Austrian, Cinnamon, Jaffe and Kaufman, Ms. Kramer Cinnamon, Mark E. Leininger and Eng Chye Low (since resigned as a director) failed to timely file a Form 4 or Form 5 relating to the deemed cancellations and grants of repriced stock options. See "Executive Compensation Repricing of Options."


           PROPOSAL NUMBER 2 TO GRANT THE BOARD OF DIRECTORS AUTHORITY
               TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO AUTHORIZE EITHER A ONE-FOR-TWO (1:2), ONE-FOR-THREE (1:3)
          OR ONE-FOR-FIVE (1:5) REVERSE STOCK SPLIT OF THE COMMON STOCK

     The Board of Directors has approved and recommended to the stockholders a proposal which authorizes the Board of Directors to amend Article FOURTH of the Certificate of Incorporation in order to effect a reverse stock split of the Common Stock (the "Reverse Stock Split"). The intent of the Board of Directors insofar as recommending the Reverse Stock Split is to increase the long-term marketability and liquidity of the Common Stock.

     The Board of Directors believes that the relatively low per share market price of the Common Stock does not adequately reflect the current value of the Company, impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company when compared with the Company's competitors. Further, a minimum per share price of $1.00 is one of several continued maintenance requirements for the Common Stock to remain authorized for trading on The Nasdaq Stock Market ("Nasdaq"), which the Board of Directors believes enhances the market for the Common Stock and improves the liquidity of the Common Stock. Thus, any increase in trading price resulting from a Reverse Stock Split is intended to be attractive to the Company's stockholders, the financial community, the investing public and to consumers of the Company's products. Theoretically, the number of shares of Common Stock outstanding should not materially affect the marketability of the Common Stock, the type of investor who acquires it or the Company's reputation in the financial community. In practice, however, many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investing in these stocks. The foregoing factors may adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise additional capital through a sale of equity securities or other similar transactions. However, no assurance can be given that even after the approval and occurrence of the proposed Reverse Stock Split, that the Company's Common Stock will be traded for prices that will satisfy Nasdaq continued maintenance requirements or that the Common Stock will meet the other continued maintenance requirements for such listing or any other market or exchange listing.

     The Company has been advised by Nasdaq that the Company may not be in compliance with certain of Nasdaq's continued listing maintenance requirements:
(a) NASD Marketplace Rule 4310(c)(4), which requires that the Common Stock maintain a $1.00 per share minimum bid price, and (b) NASD Marketplace Rule 4310(c)(2), which requires that the Company either maintain net tangible assets of at least $2,000,000, maintain a market capitalization of at least $35,000,000 or have reported net income in two of the last three fiscal years of at least $500,000. The Company believes it is in compliance with Rule 4310(c)(2) based upon its audited financial statements for the year ended December 31, 1997, which shows that, for NASDAQ purposes, the Company had net tangible assets of $2,874,847 at December 31, 1997, and has provided Nasdaq with a copy of such audited financial statements and other information which the Company believes should overcome the determination of Nasdaq's staff that the Common Stock be delisted from Nasdaq, which determination has been stayed pending a hearing. However, in order to comply with Rule 4310(c)(4), the Common Stock must have a bid price of at least $1.00 per share for at least ten consecutive trading days. The Company believes that the Reverse Stock Split will result in the Common Stock having a bid price of at least $1.00 per share. However, no assurance can be given that a Reverse Stock Split will result in the Common Stock having a bid price of at least $1.00 per share for at least ten consecutive trading days, that, in the future, the bid price for the Common Stock will not fall below $1.00 per share causing a new violation of Rule 4310(c)(4), that the Company will maintain net tangible assets of at least $2,000,000 or that the Company will maintain compliance with all other NASD Marketplace Rules with respect to Nasdaq continued listing maintenance requirements.

     If a Reverse Stock Split is approved by the stockholders of the Company, the Board of Directors will select, in its discretion, a ratio (the "Ratio"), by which a certain number of shares of old common stock ("Old Common Stock") shall be reclassified into one share of new common stock ("New Common Stock"). The Board's determination of the reverse-split Ratio must be either one-for-two (1:2), one-for-three (1:3) or one-for-five (1:5). The stockholders are requested to approve a Reverse Stock Split in each of the following ratios: one-for-two (1:2); one-for-three (1:3); or one-for-five (1:5). The Board can choose any one or none of these ratios in its discretion; and the remaining alternative Reverse Stock Splits would be abandoned by the Board pursuant to Section 242(c) of the General Corporation Law of Delaware without further action by the stockholders of the Company. A Reverse Stock Split will be effected only upon a determination by the Board of Directors that a Reverse Stock Split is in the best interests of the Company and the stockholders. A Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors after authorization by stockholders.

     The Board of Directors currently expects to effect a Reverse Stock split in the ratio of one-for-three (1:3), and intends to reexamine this Ratio in light of all relevant continued maintenance requirements for listing of the New Common Stock for trading on Nasdaq. In determining which Ratio to select, the Board may consider the advice of financial advisors and factors deemed relevant by the Board, which may include, but not be limited to, its belief as to the future marketability and liquidity of the Common Stock, prevailing market conditions, the likely effect on the market price of the Common Stock and other relevant factors. The Board reserves the right, notwithstanding stockholder approval of this Proposal No. 2 and without further action by the stockholders, to abandon the Reverse Stock Split, if, at any time prior to filing the Certificate of Amendment with the Delaware Secretary of State with respect to the Reverse Stock Split, the Board, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. Conversely, the Board reserves the right to effectuate the Reverse Stock Split under less than favorable conditions based on any factors deemed material by the Board, in its sole discretion. The Board believes that leaving the discretion to the Board in these regards will permit flexibility so as to effectuate the Reverse Stock Split in an appropriate and well-planned manner. For example, one of the most important factors that the Board will consider will be the effect of the Reverse Stock Split on the market price of the Common Stock. Specifically, the Board must attempt to determine whether the Reverse Stock Split will enable the Common Stock to trade at a price above $1.00 per share so as to meet the price per share requirements for continued Nasdaq listing. If the Board of Directors determines that even after giving effect to the Reverse Stock Split, the Common Stock would not be likely to trade above $1.00 per share over an extended period of time, the Board may determine not to effect such a Reverse Stock Split because it would not have the long term effects which the Board believes would be beneficial to stockholders. Notwithstanding the foregoing, a determination by the Board that the Reverse Stock Split will not create a per share trading price of $1.00 will not automatically prompt a decision by the Board to refrain from effecting the Reverse Stock Split. Other factors may also cause the Board of Directors to effect a Reverse-Stock-Split whether or not it would be likely to cause the Common Stock to trade above $1.00 per share. These factors may include an effort to make the Common Stock more attractive to members of the financial community and certain types of investors who may have a tendency to avoid purchasing low-priced stock.

Effects of the Reverse Stock Split

     Consummation of a Reverse Stock Split will not alter the number of authorized shares of Common Stock, which will remain at 30,000,000 shares. Consummation of the Reverse Stock Split will not alter the par value of Common Stock, which will remain at $.001 per share.

     If the Reverse Stock Split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, and these shares will again be available for issuance. Upon the occurrence of the Reverse Stock Split, the conversion rate of certain outstanding options and warrants will be adjusted proportionately, so that, for example, if a one-for-five (1:5) Reverse Stock Split is effected, each outstanding option or warrant would thereafter cover one-fifth as many shares of Common Stock or, if a one-for-three (1:3) Reverse Stock Split is effected, each outstanding option or warrant would thereafter cover one-third as many shares of Common Stock. Shares that are no longer necessary for issuance upon conversion or exercise will become unreserved and available for future issuance or reservation. Proportionate voting rights and other rights of stockholders will not be altered by any Reverse Stock Split (other than as a result of payment in cash in lieu of fractional shares.)

     Consummation of a Reverse Stock Split should have no material federal tax consequences to most stockholders; however, tax effects, which are especially dependent upon a stockholder's individual circumstances, may be material to a stockholder; and each stockholder must obtain his, her or its own tax advice. This general description is not tax advice.

     The Common Stock is listed for trading on Nasdaq. On the last trading day preceding the Record Date, the closing sale price of the Common Stock was $5/8 per share, as reported by Nasdaq. No assurance can be made as to the future price of shares of Common Stock.

     The Board of Directors may effect a Reverse Stock Split regardless of whether such Reverse Stock Split would be likely to result in meeting the Nasdaq continued listing maintenance requirements in the event the Board determines that effectuating the Reverse Stock Split is beneficial to the Company for reasons other than listing the Common Stock on Nasdaq. There can be no assurance that a Reverse Stock Split will occur. In the event the Reverse Stock Split does occur, however, the Board of Directors presently intends to choose the maximum one-for-five (1:5) ratio. However, the Board also may establish a lesser ratio of one-for-three (1:3) or one-for-two (1:2), depending on what is believed by the Board to be reasonably likely to continue listing of the Common Stock on NASDAQ or based on other factors deemed relevant in the Board's discretion.

Possible Advantages

     The Board of Directors believes that a decrease in the number of shares of Common Stock outstanding without any corresponding alteration of the proportionate economic interest in the Company represented by individual share holdings may increase the trading price of such shares of Common Stock and such higher price would be more appropriate for the Common Stock. The Board believes that if the Common Stock trades at $1.00 per share or more, it will meet one of the minimum continued maintenance requirements of NASDAQ, which the Board believes would increase the liquidity of the Common Stock. However, no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of shares outstanding resulting from any Reverse Stock Split or that even if the Common Stock trades at $1.00 per share or more, that the Common Stock will continue to be authorized for trading on Nasdaq.

     Additionally, the Board believes that a more appropriate price for shares of Common Stock should promote greater interest by the brokerage community in marketing shares of Common Stock to their customers. The current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

     Any reduction in brokerage commissions resulting from a Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions which will be required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split.

     The increase in the difference between the authorized number of shares of Common Stock and the number of shares outstanding or committed could have an advantage of permitting the Company to issue shares for acquisition, sale of equity, conversion of convertible debt, and other purposes that could improve the financial position of the Company.

     If the Reverse Stock Split is approved by stockholders, the Board of Directors will have authority without further stockholder approval to effect a Reverse Stock Split of one share of New Common Stock for each outstanding two, three or five shares of Old Common Stock.

     The following table sets forth the number of shares of Common Stock that would be outstanding (based on the 9,042,958 shares of Common Stock outstanding as of the Record Date) immediately after the Reverse Stock Split. The reduction of the number of shares outstanding in the Reverse Stock Split has the inverse effect on authorized and unissued shares. The table does not attempt to account for cashing out fractional shares.


                                   Common Stock Outstanding           Common Stock Authorized and Unissued
Ratio of                      Before Reverse       After Reverse       Before Reverse        After Reverse
Reverse Stock Split            Stock Split          Stock Split         Stock Split           Stock Split

None . . . . . . . . . .       9,042,958          N/A                    20,957,042                    N/A
One-for-two (1:2). . . .       9,042,958    4,521,479                    20,957,042             25,478,521
One-for-three (1:3). . .       9,042,958    3,014,319                    20,957,042             26,985,681
One-for-five (1:5) . . .       9,042,958    1,808,591                    20,957,042             28,191,409

     Upon determination of the exact ratio of the Reverse Stock Split and the filing of appropriate documents to effect such Reverse Stock Split, the Board will notify stockholders that the Reverse Stock Split has been effected. In addition, the Board shall have authority to determine the exact timing of the Reverse Stock Split.

     The Company's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), should not be affected by the changes in capitalization contemplated pursuant to the Reverse Stock Split. No significant reduction should be anticipated in the number of record holders of the Common Stock below its Record Date level of approximately 650, which is and will continue to be above the Exchange Act's going-private threshold of fewer than
300. The Company has no intention of terminating the registration of the Common Stock under the Exchange Act.

Possible Disadvantages

     The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding will stimulate interest in the Common Stock and possibly promote greater liquidity. However, the possibility exists that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock Split is effected. The Reverse Stock Split will reduce the number of shares outstanding to between 1,808,591 (if a one-for-five (1:5) Reverse Stock Split is effected) and 4,521,479 (if a one-for-two (1:2) Reverse Stock Split is effected). Fewer publicly held shares may result in lower trading volume, which may reduce the financial community's interest in the Common Stock. A lower trading volume for the Common Stock may also depress the market price of shares of Common Stock.

     The Board of Directors is hopeful that the proposed Reverse Stock Split will result in a price level for the shares that will mitigate any reluctance of brokerage firms to recommend the Common Stock to their clients and diminish the adverse impact of trading commissions on the potential market for the Company's shares. However, there can be no assurance that the proposed Reverse Stock Split will achieve these desired results, nor can there be any assurance that the price per share of the Common Stock immediately after the proposed Reverse Stock Split will increase proportionately with the Reverse Stock Split or that any increase can be sustained for a prolonged period of time.

     Although the Board of Directors is optimistic that the Reverse Stock Split will increase the market price of the Common Stock above the minimum $1.00 bid price required by the Nasdaq continued listing maintenance criteria, no assurance can be made that the Reverse Stock Split will have this affect or, even if so affected, that the Company will satisfy the remaining continued listing maintenance criteria requirements of Nasdaq.

     If the Reverse Stock Split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, which shares will again be available for issuance. As a result of this increase in authorized and unissued shares of the Common Stock, additional shares will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities in the public or private markets, enter into a strategic partnership with another company, grant options to the Company's employees or acquire another company, business or assets, or in other events. Common Stock would be authorized to be issued in the discretion of the Board of Directors without stockholder approval of each issuance. If Proposal No. 2 is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, unless applicable law or regulation requires otherwise. In the event the Company issues additional shares of Common Stock, such issuance may depress the price of currently outstanding shares of Common Stock or impair the liquidity of such shares. In addition, the issuance may be on terms that are dilutive to stockholders. Issuance of additional shares may also have the effect of diluting the earnings per share and book value per share of shares of Common Stock currently outstanding.

     Except for the Company Stock Plans and outstanding warrants and options, there are no existing agreement or agreements in principle which call for the issuance of any shares of Common Stock or Preferred Stock. Additionally, the Company has no existing agreements or agreements in principle which call for the issuance of any shares of Common Stock or Preferred Stock in connection with any new financing.

Potential Anti-Takeover Effect of Authorized but Unissued Securities and Bylaw Provision

     The Reverse Stock Split would result in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of Common Stock or Preferred Stock under particular circumstances may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) Common Stock recommended by the Board of Directors could have the overall effect of rendering more difficult the accomplishment of an acquisition of the Company, and to make more difficult the removal of incumbent management of the Company. Common Stock would be authorized to be issued in the discretion of the Board without stockholder approval of each issuance. The proportionate increase in the authorized number of shares of Common Stock could have an advantage of permitting the Company to issue shares for other purposes that could improve the financial position of the Company. However, the proportionately larger spread between authorized shares and outstanding (or committed) shares might be used to increase the stock ownership or voting rights of persons seeking to obtain control of the Company; and this anti-takeover effect could benefit incumbent management at the expense of the stockholders. Issuance of additional shares also could have the effect of diluting any earnings per share and book value per share of shares outstanding of Common Stock.

     The Company may issue new securities without first offering them to stockholders. The holders of shares of Common Stock have no preemptive rights. Preemptive rights would have given stockholders a right to purchase pro rata new securities issued by the Company. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, the Company may issue its shares in a manner that dilutes current stockholders.

Accounting for Reverse Stock Split

     The Reverse Stock Split will cause the number of "odd-lot" holders to go up and cause the number of "round-lot" holders of the Common Stock to go down. The number of round-lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on the Common Stock. Higher numbers of odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. This may negatively impact the average trading volume and thereby diminish interest in Common Stock by some investors and advisors.

     If a Reverse Stock Split is effectuated, it will require that an amount equal to the number of fewer shares issued times such shares' par value be transferred to additional paid-in capital on the Company's balance sheet from its paid-in Common Stock capital. The number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be increased correspondingly. The resolutions approving the Reverse Stock Split provide that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, the Board of Directors of the Company will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to stockholders as dividends or used by the Company to repurchase outstanding stock. The Company currently has no plans to use any surplus so created to pay any such dividend or to repurchase stock.

     The following tables illustrate, by way of example, the principal effects of the Reverse Stock Split to the Company's capital accounts on a pro forma basis as at December 31, 1998, the most recent practicable date, in the event of a one-for-two (1:2), one-for-three (1:3) one-for-five (1:5) Reverse Stock Split:


                           Prior to       After a one-for-two    After a one-for-three   After one-for-five
Number of Shares    Reverse Stock Split   Reverse Stock Split     Reverse Stock Split    Reverse Stock Split
Common Stock:

  Authorized........       30,000,000        30,000,000               30,000,000               30,000,000
  Outstanding.......        9,011,418         4,505,709                3,003,806                1,802,283
  Reserved..........        2,046,322         1,023,161                  682,107                  409,264
  Available for future
   Issuance........        18,942,260        24,741,130               26,314,087               27,788,453


                           Prior to       After a one-for-two    After a one-for-three   After one-for-five
Financial Data      Reverse Stock Split   Reverse Stock Split     Reverse Stock Split    Reverse Stock Split
Stockholders' Equity:

  Common Stock, par
   value $.001 per share $     9,011        $     4,506              $     3,004              $     1,802
  Additional paid-in
   capital........        42,965,813         42,970,318               42,971,820               42,973,022
  Accumulated deficit    (39,831,418        (39,831,418)             (39,831,418  )           (39,831,418)
  Total stockholders'
   equity.........       $ 3,143,406        $ 3,143,406              $ 3,143,406              $ 3,143,406
Book value per common
   share..........       $     .3488        $     .6976              $    1.0465              $    1.7441


Liquidation of Fractional Shares

     At the effective date of the Reverse Stock Split (the "Effective Date"), each share of Old Common Stock issued and outstanding immediately prior thereto will be reclassified as and changed into the appropriate fraction of a share of the Company's New Common Stock. All fractional share interests that are not combined into whole shares will be subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for (i) surrender and exchange for certificates representing whole shares of New Common Stock and (ii) cash in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled.

     American Stock Transfer & Trust Company Registrar Co. will act as the Company's exchange agent (the "Exchange Agent") to act for holders of Old Common Stock in implementing the exchange of their certificates. Do not send stock certificates until you receive a notice requesting you to transmit them to the Exchange Agent.

     If this Proposal No. 2 is approved by stockholders and the Company files an amendment to its Certificate of Incorporation with respect to the Reverse Stock Split, stockholders will be notified and requested to surrender their certificates representing shares of Old Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. Beginning on the Effective Date, each certificate representing shares of Old Common Stock will be deemed for all corporate purposes to evidence ownership of a proportionate number of shares of New Common Stock and a right to payment in cash for fractional interests.

     The Company will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the above-referenced fractional interests. The cash required to be paid by the Company with regard to fractional interests is estimated to be under $1,000, and such funds will be provided from the Company's existing cash. Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the New Common Shares and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date. No interest will accrue or be payable to stockholders on account of such deposit. The Company shall be entitled to earnings, if any, on funds deposited. Do not send stock certificates until you receive a notice requesting you to transmit them to the Exchange Agent.

     The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which will be borne and paid by the Company.

     The number of record holders of the Common Stock on the Record Date was approximately 650. The Company does not anticipate that the payment in cash in lieu of fractional shares following any Reverse Stock Split would result in a significant reduction in the number of such holders. Holders of New Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. To date, no cash dividends on the Common Stock have been paid by the Company.

     No assurance can be given that the New Common Stock will continue to be authorized for trading on Nasdaq. The Company does not intend to effect a reclassification that impairs the existing status of Old Common Stock or the intended authorization for trading of reclassified New Common Stock.

Board Position and Required Vote

     The proposal will be adopted only if it receives the affirmative vote of holders of a majority of the outstanding shares of Common Stock. The Board of Directors believes that the proposed amendment is in the best interests of the Company and its stockholders and recommends a vote FOR each of the proposed alternative ratios.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Richard A. Eisner & Company, LLP acted as the Company's independent auditors for the year ended December 31, 1997 and has been selected by the Board of Directors to continue to act as the Company's independent auditors in the Company's 1998 fiscal year. The Company anticipates that a representative of Richard A. Eisner & Company, LLP will be present at the Annual Meeting to respond to questions from stockholders.


                              FINANCIAL STATEMENTS

     The Company has enclosed its Annual Report to Stockholders for the fiscal year ended December 31, 1997 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such Report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.


                            MISCELLANEOUS INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than specified above to come before the Annual
Meeting, but, if any other business does lawfully come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto in accordance with their judgment.

     The Company will provide without charge to any stockholder as of the Record Date, copies of the Company's Annual Report on Form 10-KSB, upon written request delivered to Kevin D. Sullivan, Vice President - Finance, Treasurer and Chief Financial Officer, at the Company's offices at 3A Oak Road, Fairfield, New Jersey 07004.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of Common Stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than December 11, 1998 to be considered for inclusion in the Company's proxy statement for its 1999 Annual Meeting of Stockholders.

                                         By Order of the Board of Directors,

                                         Marc E. Jaffe, Chairman and Secretary
April 27, 1998
Fairfield, New Jersey

                                                                      Appendix A

                          PROPOSED REVERSE STOCK SPLIT

     If Proposal No. 2 is approved, the following will be included in an amendment to the Certificate of Incorporation of the Company, in Article FOURTH thereof:

     (d) Each issued and outstanding share of Common Stock, par value of $.001 per share, of the Corporation (the "Old Common Stock") as of the date of filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation (the "Effective Date") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed into one-x (1/x) [x is to be completed with a whole number which shall be either two, three or five, inclusive, hereafter approved by the Board of Directors] of one share of Common Stock, par value of $.001 per share (the "New Common Stock"), of the Corporation, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (each, an "Old Certificate") shall be entitled to receive upon surrender of such Old Certificate to the Company's Transfer Agent for cancellation, a certificate or certificates (each, a "New Certificate") representing the number of whole shares of the New Common Stock into which the Old Common Stock formerly represented by the Old Certificate so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder, of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the average of the last sale price of the Old Common Stock on The Nasdaq Stock Market on the Effective Date (or in the event the Company's Common Stock is not so traded on the Effective Date, such sale price on the next preceding day on which such stock was traded on The Nasdaq Stock Market). If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all of such holder's Old Certificates for exchange, the Transfer Agent shall carry forward any fractional share until all Old Certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share of New Common Stock. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.